Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280127
PROSPECTUS SUPPLEMENT NO. 2
To Prospectus dated April 18, 2025

INHIBRX BIOSCIENCES, INC.

2,449,921 shares of Common Stock

This prospectus supplement No. 2 supplements the prospectus dated April 18, 2025, or the Prospectus, relating to the proposed resale or other disposition from time to time of an aggregate of up to 2,449,921 shares of Inhibrx Biosciences, Inc., or the Company, common stock, $0.0001 par value per share, or Common Stock, including (i) 300,146 shares of Common Stock held by the selling stockholders who have registration rights pursuant to the Registration Rights Agreement, dated May 29, 2024, by and among the Company and the holders listed thereto, or the Registration Rights Agreement, (ii) 991,849 shares of Common Stock that are issuable upon the exercise of warrants to purchase shares of Common Stock at an exercise price of $0.0001 per share, subject to proportional adjustments in the event of stock splits or combinations or similar events, or the Warrants, held by the selling stockholders who have registration rights pursuant to the Registration Rights Agreement, and (iii) 1,157,926 shares of Common Stock currently held by Inhibrx, Inc., an indirect wholly-owned subsidiary of Sanofi S.A., or Sanofi. The shares of Common Stock and Warrants were issued in connection with the sale of Inhibrx, Inc.’s INBRX-101, which was completed on May 30, 2024, as described in the Prospectus.

The Company is not selling any securities under the Prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders, except that the Company may receive up to approximately $100 in aggregate gross proceeds from the exercise of the Warrants, if the Warrants are exercised for cash (and, as applicable, not on a cashless basis), based on the per share exercise price of the Warrants.

Our registration of the resale of the shares of Common Stock covered by the Prospectus does not mean that the selling stockholders will offer or sell all or any of the shares of Common Stock. The selling stockholders or their assignees or successors-in-interest may offer and sell the shares of Common Stock described in the Prospectus in a number of different ways and at varying prices. We provide more information about how a selling stockholder may sell its shares of Common Stock in the section entitled “Plan of Distribution” in the Prospectus. We will pay the expenses incurred in registering the securities covered by the Prospectus, including legal and accounting fees.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on May 28, 2025.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Common Stock is quoted on the Nasdaq Global Market under the symbol “INBX.” On May 27, 2025, the last reported sale price of our Common Stock was $13.13 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and future filings with the Securities and Exchange Commission.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 28, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 28, 2025

INHIBRX BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-42031	99-0613523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11025 N. Torrey Pines Road, Suite 140
La Jolla, CA 92037
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (858) 795-4220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INBX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.07 Submission of Matters to a Vote of Security Holders

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Inhibrx Biosciences, Inc. (the “Company”) was held on May 28, 2025 at 10:00 a.m. Pacific Time online in a virtual format. Of the Company’s 14,475,904 shares of common stock issued and outstanding and eligible to vote as of the record date of April 1, 2025, a quorum of 11,493,284 shares, or approximately 79% of the eligible shares, was present virtually or represented by proxy. Each of the matters set forth below is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 16, 2025. The following actions were taken at the Annual Meeting:

Proposal 1
Election of the following nominees as Class I Directors of the Company, each to serve until the 2028 Annual Meeting and until their respective successor is duly elected and qualified.

	Votes For	Votes Withheld	Broker Non-Votes
Jon Faiz Kayyem, Ph.D.	8,077,611	31,060	3,384,613
Kristiina Vuori, M.D., Ph.D.	6,494,317	1,614,354	3,384,613

Proposal 2
Ratification of the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
11,463,328	2,918	27,038	0

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2025
INHIBRX BIOSCIENCES, INC.

	By:	/s/ Leah Pollema
	Name:	Leah Pollema
	Title:	VP, General Counsel and Corporate Secretary